EXHIBIT 3.3.5

                           CERTIFICATE OF AMENDMENT OF
         CERTIFICATE OF INCORPORATION OF PATRIOT SCIENTIFIC CORPORATION


      Patriot Scientific Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

      II. The first paragraph of the FIFTH Article of the Certificate of Incorporation of the Corporation be amended to read as follows:

            FIFTH. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is FOUR HUNDRED FIVE MILLION (405,000,000), having a par value of $.00001 per share, of which dFOUR HUNDRED MILLION (400,000,000) shall be designated Common Stock (the "Common Stock" or "Common Shares"), and FIVE MILLION (5,000,000) shall be designated Preferred Stock, par value $.00001 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. All shares shall be issued for such consideration or considerations as the Board of Directors of the Corporation may from time to time determine. All rights, preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Preferred Stock shall be fixed by the Board of Directors of the Corporation. The rights, preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock shall be expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock and shall be as follows:

IN WITNESS WHEREOF, Patriot Scientific Corporation has caused this Certificate to be executed by Lowell W. Giffhorn, its authorized officer, on this 16th day of October, 2003.


/S/ LOWELL W. GIFFHORN
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Lowell W. Giffhorn, Exec. V.P., CFO, and Secretary




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